Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group reports fourth quarter and full year 2013 results
Results reflect capital strength, continued growth in core business and earnings
Closed-block reinsurance transaction reduces long-term care exposure

Carmel, Ind., February 11, 2014 - CNO Financial Group, Inc. (NYSE: CNO) today announced fourth quarter of 2013 net income of $106.0 million, or 47 cents per diluted share, and operating earnings (1) of $75.4 million, or 33 cents per diluted share. For the full year, CNO reported net income of $478.0 million, or $2.06 per diluted share, and operating earnings (1) of $270.0 million, or $1.17 per share.
CNO also announced that two of its insurance subsidiaries have entered into 100% coinsurance agreements ceding $550 million of closed block long-term care statutory reserves in the Other CNO Business segment to Beechwood Re Ltd ("BRe").
"We again delivered positive results for the quarter and full year, with sales and premium growth, distribution expansion and continued strength in key financial measures," CEO Ed Bonach said. "Our reinsurance transaction represents a meaningful step forward in addressing our run-off business, reducing our exposure to long-term care while being accretive to go-forward earnings."

Fourth Quarter 2013 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $114.1 million, up 8% from 4Q12

•	Collected premium from our core operating segments (3): $855.1 million up 5% from 4Q12

•	Net income per diluted share: 47 cents compared to 41 cents in 4Q12

•	Net operating income (1) per diluted share: 33 cents compared to 25 cents in 4Q12

•	Net income was impacted by various favorable tax items totaling $79.3 million in 4Q13 and $28.5 million in 4Q12

•	100% coinsurance agreements ceding $550 million of long-term care statutory reserves, reducing 4Q13 net income by $65.3 million

Twelve-month 2013 Highlights

•	Sales, as defined by total NAP (2): $416.3 million, up 6% from 2012

•	Net income per diluted share of $2.06 compared to 83 cents in 2012

•	Net operating income (1) per diluted share: $1.17 compared to 69 cents in 2012

•	The consolidated statutory risk-based capital ratio increased 43 percentage points to 410% during 2013

•	Statutory operating earnings of $367.5 million were impacted by a $31.6 million net loss related to the long-term care reinsurance transaction

•	Unrestricted cash and investments held by our holding company were $309 million at December 31, 2013

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CNO Financial (2)
February 11, 2014

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2013	2012
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$83.0	$73.7
Washington National	31.5	34.6
Colonial Penn	(4.1)	3.2
Other CNO Business	13.2	5.2
EBIT from business segments	123.6	116.7
Corporate Operations, excluding corporate interest expense	3.8	(2.7)
EBIT	127.4	114.0
Corporate interest expense	(11.4)	(15.8)
Operating earnings before tax	116.0	98.2
Tax expense on operating income	40.6	38.2
Net operating income (1)	75.4	60.0
Loss on reinsurance transaction (net of taxes)	(63.3)	—
Net realized investment gains (net of related amortization and taxes)	9.6	10.8
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	7.4	2.6
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(2.4)	—
Loss on extinguishment of debt (net of taxes)	—	(.7)
Net income before valuation allowance for deferred tax assets and other tax items	26.7	72.7
Valuation allowance for deferred tax assets and other tax items	79.3	28.5
Net income	$106.0	$101.2
Per diluted share:
Net operating income	$.33	$.25
Loss on reinsurance transaction (net of taxes)	(.28)	—
Net realized investment gains (net of related amortization and taxes)	.04	.04
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.04	.01
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.01)	—
Valuation allowance for deferred tax assets and other tax items	.35	.11
Net income	$.47	$.41

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CNO Financial (3)
February 11, 2014

The following table summarizes the financial impact of significant items (as further described in the segment results below) on our 4Q13 net operating income (dollars in millions, except per share amounts):

	Three months ended
	December 31, 2013*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$83.0	$(3.2)	$79.8
Washington National	31.5	—	31.5
Colonial Penn	(4.1)	—	(4.1)
Other CNO Business	13.2	(5.0)	8.2
EBIT from business segments	123.6	(8.2)	115.4
Corporate Operations, excluding corporate interest expense	3.8	—	3.8
EBIT (5)	127.4	(8.2)	119.2
Corporate interest expense	(11.4)	—	(11.4)
Operating earnings before tax	116.0	(8.2)	107.8
Tax expense on operating income	40.6	(3.0)	37.6
Net operating income	$75.4	$(5.2)	$70.2

Net operating income per diluted share	$.33	$(.02)	$.31

Significant items in the quarter included: (i) $5.8 million of favorable reserve developments in the Medicare supplement block, net of $2.6 million of net unfavorable adjustments primarily related to reserves established for remediation efforts in the Bankers Life segment; and (ii) a $5.0 million favorable impact from the settlement of a reinsurance matter in the Other CNO Business segment.

* See page 11 for the table of Net Operating Income Excluding Significant Items for the three months ended December 31, 2012.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 4Q13 was $73.9 million, up 7 percent from 4Q12 reflecting higher sales of Medicare supplement, annuity and life products. Sales of Medicare Advantage policies, which are not included in NAP, were up 53 percent and drove significant fee income in the quarter. Collected premiums were up 6% in 4Q13 compared to 4Q12, driven by strong sales and persistency. Bankers Life opened 25 net new sales offices in 2013 (bringing the total number of offices to 301), contributing to a 3 percent growth in average agent count.
Pre-tax operating earnings in 4Q13 compared to 4Q12 were up $9.3 million, or 13 percent. Earnings in 4Q13 continued to reflect favorable reserve developments in the Medicare supplement block and increased earnings from our annuity block reflecting higher account values and lower surrenders, partially offset by higher benefit ratios in the long-term care block due to higher persistency.
Pre-tax operating earnings in 4Q13 included significant items of $3.2 million, including $5.8 million of favorable reserve developments in the Medicare supplement block, net of $2.6 million of net unfavorable adjustments primarily related to reserves established for remediation efforts.

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CNO Financial (4)
February 11, 2014

Pre-tax operating earnings in 4Q12 included $8 million of increased litigation expense offset by the release of long-term care reserves of approximately $4 million due to the impact of policyholder actions following recent rate increases.
We expect this segment to experience normal seasonal variances in quarterly earnings during 2014, with the first quarter of the year typically having lower earnings than the other three quarters (substantially similar to the seasonal trends experienced over the last two years).
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 4Q13 was $26.2 million, up 15 percent from 4Q12 primarily due to increased sales of voluntary worksite supplemental health products stemming from the acquisition of new groups and an increase in enrollments. Collected premiums, excluding premiums from the closed Medicare supplement block, were up 8 percent in 4Q13 compared to 4Q12, driven by strong sales and persistency.
Pre-tax operating earnings in 4Q13 compared to 4Q12 were down $3.1 million, or 9 percent. The 4Q12 benefit ratio for supplemental health insurance reflected favorable claims experience.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 4Q13 was $14.0 million, up 3 percent from 4Q12. Collected premiums were up 6 percent in 4Q13 compared to 4Q12, driven by growth in the block.
Pre-tax operating earnings in 4Q13 reflected higher marketing expenses as compared to 4Q12. In-force EBIT was $12.1 million, up 9 percent from 4Q12, reflecting the growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report a pre-tax loss of approximately $5 million in 2014, but because of the seasonality of advertising spend, we expect a loss in the $9 million range in 1Q14.
Other CNO Business consists of blocks of various insurance products that are no longer being actively marketed.
Results in 4Q13 included a $5 million favorable impact from the settlement of a reinsurance matter.
The results in 4Q12 reflected: (i) a $6 million out-of-period adjustment which reduced earnings; (ii) a $5 million charge for litigation expense in the Company's subsidiary, Conseco Life Insurance Company; partially offset by (iii) favorable mortality of approximately $7 million in the universal life and traditional life blocks of business.
The run-off nature of the business in this segment will often result in earnings that fluctuate between periods.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax earnings (loss) in 4Q13 compared to 4Q12 reflect favorable investment results, driven by positive investment markets.
Long-Term Care Reinsurance Transaction
Two of our insurance subsidiaries with long-term care business in the Other CNO Business segment have entered into 100% coinsurance agreements ceding $550 million of closed block long-term care reserves to BRe where the insurance subsidiaries will transfer statutory capital to BRe of $43 million, in addition to the related reserves and supporting assets.  The insurance subsidiaries' ceded reserve credits will be secured by assets in market-value trusts subject to a 7% over-collateralization, investment guidelines and periodic true-up provisions, which are the responsibility of BRe. All required regulatory approvals for the transaction have been received.

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CNO Financial (5)
February 11, 2014

The impact of the reinsurance transaction on our 4Q13 net income and shareholders' equity is summarized below (dollars in millions):

Pre-tax loss on reinsurance transaction	$(98.4)
Tax benefit	35.1
Increase to valuation allowance for deferred tax assets	(2.0)
Total	$(65.3)

In addition, we had pre-tax realized gains resulting from the sale of invested assets to fund the assets transferred pursuant to the agreements of $8 million in 4Q13. The reinsurance transaction has no material impact to GAAP leverage or consolidated risk-based capital and is modestly accretive to 2013 pro forma GAAP EBIT in the $5 million range.
BRe is a reinsurer domiciled in the Cayman Islands which was formed in 2012 and is focused on specialized insurance including long-term care.

Non-Operating Items
Net realized investment gains in 4Q13 were $9.6 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $8.1 million recorded in earnings. Net realized investment gains in 4Q12 were $10.8 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $3.3 million.
During 4Q13 and 4Q12, we recognized an increase in earnings of $7.4 million and $2.6 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amounts reflect the changes in market interest rates used to determine the derivative's estimated fair value.
The results for 4Q12 include a $.7 million loss on extinguishment of debt, net of income taxes.
Tax Items
Net income reflected various favorable tax items totaling $79.3 million in 4Q13 and $28.5 million in 4Q12.
Favorable tax items in both periods included a reduction to the deferred tax valuation allowance resulting from the impact of our higher levels of income on projected future taxable income used to determine recoverable net operating loss and capital loss carryforwards. Such reduction was $17.6 million in 4Q13 and $28.5 million in 4Q12.
In addition, tax items in 4Q13 reflected: (i) a $64.7 million net reduction in the deferred tax valuation allowance resulting from the completion of certain investment trading strategies resulting in the utilization of capital loss carryforwards; (ii) an increase of $2.0 million to the deferred tax valuation allowance due to the impact of the loss recognized on the reinsurance transaction, net of projected increases to future taxable income; and (iii) several other tax items resulting in a net unfavorable impact of $1.0 million. At December 31, 2013, our deferred tax assets included net operating loss and capital loss carryforwards, net of the related valuation allowance, totaling $969 million.

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CNO Financial (6)
February 11, 2014
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was 410% at December 31, 2013, reflecting 4Q13 consolidated statutory operating earnings of $71.5 million (impacted by a $31.6 million net loss related to the long-term care reinsurance transaction) and the payment of dividends to the holding company of $34.3 million during the quarter and $236.8 million for the full year.
During the fourth quarter of 2013, we repurchased $31.1 million of securities under our repurchase program. We repurchased 1.9 million common shares at an average cost of $15.99 per share. Total securities repurchased under the program in 2013 totaled $252.6 million. CNO anticipates repurchasing securities in the range of $225 million to $300 million during 2014, absent compelling alternatives.  As of December 31, 2013, we had 220.3 million shares outstanding and had authority to repurchase up to an additional $397.4 million of our common stock.
During 4Q2013, we also paid common stock dividends of $6.6 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), increased to $18.62 at December 31, 2013 from $16.21 at December 31, 2012.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at December 31, 2013, was 16.9 percent, a decrease of 380 basis points from December 31, 2012. Unrestricted cash and investments held by our holding company were $309 million at December 31, 2013, compared to $294 million at December 31, 2012.
Conference Call
The Company will host a conference call to discuss results on February 12, 2014 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (7)
February 11, 2014
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2013 - $21,860.6; 2012 - $21,626.8)	$23,178.3	$24,614.1
Equity securities at fair value (cost: 2013 - $237.9; 2012 - $167.1)	249.3	171.4
Mortgage loans	1,729.5	1,573.2
Policy loans	277.0	272.0
Trading securities	247.6	266.2
Investments held by variable interest entities	1,046.7	814.3
Other invested assets	423.3	248.1
Total investments	27,151.7	27,959.3
Cash and cash equivalents - unrestricted	699.0	582.5
Cash and cash equivalents held by variable interest entities	104.3	54.2
Accrued investment income	286.9	286.2
Present value of future profits	679.3	626.0
Deferred acquisition costs	968.1	629.7
Reinsurance receivables	3,392.1	2,927.7
Income tax assets, net	1,147.2	716.9
Assets held in separate accounts	10.3	14.9
Other assets	341.7	334.0
Total assets	$34,780.6	$34,131.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$12,776.4	$12,913.1
Future policy benefits	11,222.5	11,319.4
Liability for policy and contract claims	566.0	559.3
Unearned and advanced premiums	300.6	282.8
Liabilities related to separate accounts	10.3	14.9
Other liabilities	590.6	570.6
Payable to reinsurer	590.3	—
Investment borrowings	1,900.0	1,650.8
Borrowings related to variable interest entities	1,012.3	767.0
Notes payable – direct corporate obligations	856.4	1,004.2
Total liabilities	29,825.4	29,082.1
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2013 – 220,323,823; 2012 – 221,502,371)	2.2	2.2
Additional paid-in capital	4,092.8	4,174.7
Accumulated other comprehensive income	731.8	1,197.4
Retained earnings (accumulated deficit)	128.4	(325.0)
Total shareholders' equity	4,955.2	5,049.3
Total liabilities and shareholders' equity	$34,780.6	$34,131.4
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CNO Financial (8)
February 11, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Insurance policy income	$676.1	$684.1	$2,744.7	$2,755.4
Net investment income:
General account assets	354.4	352.8	1,405.8	1,398.5
Policyholder and reinsurer accounts and other special-purpose portfolios	99.7	.5	258.2	87.9
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	23.1	20.5	45.0	118.9
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(8.1)	(3.3)	(11.6)	(37.8)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	(8.1)	(3.3)	(11.6)	(37.8)
Total realized gains (losses)	15.0	17.2	33.4	81.1
Fee revenue and other income	13.0	6.2	34.0	19.8
Total revenues	1,158.2	1,060.8	4,476.1	4,342.7
Benefits and expenses:
Insurance policy benefits	710.2	639.5	2,839.7	2,763.9
Loss on reinsurance transaction	98.4	—	98.4	—
Interest expense	25.3	27.9	105.3	114.6
Amortization	76.4	73.2	296.3	289.0
Loss on extinguishment of debt	—	1.0	65.4	200.2
Other operating costs and expenses	206.8	201.5	766.2	819.3
Total benefits and expenses	1,117.1	943.1	4,171.3	4,187.0
Income before income taxes	41.1	117.7	304.8	155.7
Income tax expense (benefit):
Tax expense on period income	14.4	45.0	128.3	106.2
Valuation allowance for deferred tax assets and other tax items	(79.3)	(28.5)	(301.5)	(171.5)
Net income	$106.0	$101.2	$478.0	$221.0
Earnings per common share:
Basic:
Weighted average shares outstanding	221,056,000	225,074,000	221,628,000	233,685,000
Net income	$.48	$.45	$2.16	$.95
Diluted:
Weighted average shares outstanding	227,101,000	246,761,000	232,702,000	281,427,000
Net income	$.47	$.41	$2.06	$.83

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CNO Financial (9)
February 11, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
EBIT (5) from In-force and New Business
Bankers Life segment:
In-Force Business	$118.0	$107.5	$442.6	$417.3
New Business	(35.0)	(33.8)	(132.1)	(116.4)
Total	$83.0	$73.7	$310.5	$300.9

Washington National segment:
In-Force Business	$35.3	$39.5	$132.1	$145.9
New Business	(3.8)	(4.9)	(11.3)	(18.8)
Total	$31.5	$34.6	$120.8	$127.1

Colonial Penn segment:
In-Force Business	$12.1	$11.1	$46.2	$40.6
New Business	(16.2)	(7.9)	(58.7)	(49.2)
Total	$(4.1)	$3.2	$(12.5)	$(8.6)

Other CNO Business segment:
In-Force Business	$13.2	$5.2	$25.5	$(48.8)
New Business	—	—	—	—
Total	$13.2	$5.2	$25.5	$(48.8)

Total Business segments:
In-Force Business	$178.6	$163.3	$646.4	$555.0
New Business	(55.0)	(46.6)	(202.1)	(184.4)
Total EBIT from business segments	$123.6	$116.7	$444.3	$370.6

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CNO Financial (10)
February 11, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Year ended
	December 31,
	2013	2012
EBIT (5):
Bankers Life	$310.5	$300.9
Washington National	120.8	127.1
Colonial Penn	(12.5)	(8.6)
Other CNO Business	25.5	(48.8)
EBIT from business segments	444.3	370.6
Corporate Operations, excluding corporate interest expense	18.6	(20.3)
EBIT	462.9	350.3
Corporate interest expense	(51.3)	(66.2)
Operating earnings before tax	411.6	284.1
Tax expense on operating income	141.6	103.7
Net operating income (1)	270.0	180.4
Loss on reinsurance transaction (net of taxes)	(63.3)	—
Net realized investment gains (net of related amortization and taxes)	20.7	48.4
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	23.0	(1.8)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(9.9)	—
Loss on extinguishment of debt (net of taxes)	(64.0)	(177.5)
Net income before valuation allowance for deferred tax assets and other tax items	176.5	49.5
Valuation allowance for deferred tax assets and other tax items	301.5	171.5
Net income	$478.0	$221.0
Per diluted share:
Net operating income	$1.17	$.69
Loss on reinsurance transaction (net of taxes)	(.27)	—
Net realized investment gains (net of related amortization and taxes)	.09	.17
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.10	(.01)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.04)	—
Loss on extinguishment of debt (net of taxes)	(.28)	(.63)
Valuation allowance for deferred tax assets and other tax items	1.29	.61
Net income	$2.06	$.83
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CNO Financial (11)
February 11, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	December 31, 2012*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$73.7	$4.0	$77.7
Washington National	34.6	—	34.6
Colonial Penn	3.2	—	3.2
Other CNO Business	5.2	11.3	16.5
EBIT from business segments	116.7	15.3	132.0
Corporate Operations, excluding corporate interest expense	(2.7)	—	(2.7)
EBIT (5)	114.0	15.3	129.3
Corporate interest expense	(15.8)	—	(15.8)
Operating earnings before tax	98.2	15.3	113.5
Tax expense on operating income	38.2	2.7	40.9
Net operating income	$60.0	$12.6	$72.6

Net operating income per diluted share	$.25	$.05	$.30

* This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 4Q12 net operating income.

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CNO Financial (12)
February 11, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2013	2012
Bankers Life segment:
Medicare supplement	$202.0	$189.7
Long-term care	134.3	134.9
PDP and other health	2.6	10.1
Supplemental health	3.3	1.1
Life	93.5	87.8
Annuity	204.6	183.1
Total	640.3	606.7
Washington National segment:
Supplemental health	126.4	116.9
Medicare supplement and other health	26.8	29.0
Life	3.1	3.4
Total	156.3	149.3
Colonial Penn segment:
Life	57.5	53.8
Supplemental health	1.0	1.2
Total	58.5	55.0
Other CNO Business segment:
Life	36.6	38.5
Annuity	.7	.8
Other health	5.7	6.3
Total	43.0	45.6
Total collected premiums	$898.1	$856.6

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	December 31,
	2013	2012
Bankers Life segment:
Medicare supplement	$31.5	$28.6
Long-term care	5.7	6.0
Supplemental health	2.2	2.4
Life	22.4	21.4
Annuity	12.1	10.9
Total	73.9	69.3
Washington National segment:
Supplemental health	24.8	21.2
Medicare supplement	—	.1
Life	1.4	1.5
Total	26.2	22.8
Colonial Penn segment:
Life	14.0	13.6
Total	14.0	13.6
Total new annualized premiums	$114.1	$105.7
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CNO Financial (13)
February 11, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2013	2012
Bankers Life segment:
Medicare Supplement:
Earned premium	$190 million	$185 million
Benefit ratio (8)	65.7%	71.4%
PDP:
Earned premium	N/A	$10 million
Benefit ratio (8)	N/A	64.8%
Long-Term Care:
Earned premium	$131 million	$137 million
Benefit ratio (8)	130.0%	116.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	80.0%	69.0%
Washington National segment:
Medicare Supplement:
Earned premium	$24 million	$28 million
Benefit ratio (8)	63.6%	64.7%
Supplemental health:
Earned premium	$124 million	$115 million
Benefit ratio (8)	75.4%	72.9%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	49.2%	46.6%

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CNO Financial (14)
February 11, 2014
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) loss on reinsurance transaction; (ii) net realized investment gains or losses, net of related amortization and taxes; (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iv) equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, net of taxes; (v) loss on extinguishment of debt, net of taxes; and (vi) changes in the valuation allowance for deferred tax assets ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 10. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments includes premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all segments was $898.1 million in 4Q13, up 5% from 4Q12.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 14.7% and 16.6% at December 31, 2013 and 2012, respectively.

(5)
Management believes that an analysis of earnings before loss on reinsurance transaction, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, corporate interest expense, loss on extinguishment of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 10.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.49 and $22.80 at December 31, 2013 and 2012, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest

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CNO Financial (15)
February 11, 2014

income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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